Not Valid Unless Countersigned by transfer Agent

Nevada

Cusip No. 16946V 10 4

NUMBER

SHARES

CHINA WIND
ENERGY INC.

Authorized Common Stock: 400,000,000

Par Value: $.0001

This Certifies that

CANCELLED

Is The Record Holder Of

transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

CWE CORPORATE Seal

President

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

Countersigned:
Holladay Stock Transfer, Inc.
2939 North 67th Place, Suite C • Scottsdale, Arizona 85251

By: ______________ Authorized Signature